Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Palisade Bio, Inc.

Carlsbad, California

We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 17, 2022, except for the immaterial revision to previously issued financial statements as described in Note 3 and the impact of the reverse stock split on the 2021 financial statements as described in Note 2, as to which the date is March 22, 2023, relating to the consolidated financial statements of Palisade Bio, Inc. (the “Company”) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts.”

/s/ BDO USA, LLP

San Diego, California

April 21, 2023